EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

      This Employment Agreement is made and entered into this 3rd day of January, 2001, but is effective for all purposes as of the Commencement Date, (as hereinafter defined) by and between FORESIGHT, INC. and PRECIS SMART CARD SYSTEMS, INC. (collectively referred to as the "Employer"), and PAUL A. KRUGER, having a notice address of 2500 S. McGee Drive, Suite 147, Norman, Oklahoma 73072 (the "Employee").

WITNESSETH:

1.    EMPLOYMENT

      The Employer hereby employs the Employee, and the Employee hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

2.    TERM

      The term of employment under this Agreement shall commence on January 1, 2001 (the "Commencement Date"), and shall continue through December 31, 2003; provided, however, the term of this agreement shall automatically be extended for additional one-year terms, unless either party gives notice of termination to the other on or before June 30 in the year of termination, commencing June 30, 2003.

3.    COMPENSATION; REIMBURSEMENT, ETC.

      (a) Base Salary. The Employer shall pay to the Employee as compensation for all services rendered by the Employee during the term of this Agreement a basic annualized salary of $60,000.00 per year (the "Base Salary"), or such other sum as the parties may agree on from time-to-time, payable monthly or in other more frequent installments, as determined by the Employer. The compensation provided for in this Section 3(a) shall be in addition to any pension or profit sharing payments set aside or allocated for the benefit of the Employee.

      (b) Bonuses. In addition to the Base Salary, Employee shall be eligible for annual bonuses, which are not guaranteed and are to be determined by Employer's Board of Directors in its sole discretion.

      (c) Reimbursement. The Employer shall reimburse the Employee for all reasonable expenses incurred by the Employee in the performance of Employee's duties under this Agreement; provided, however, that the Employee must furnish to the Employer an itemized account, satisfactory to the Employer, in substantiation of such expenditures.

      (d) Fringe Benefits. The Employee shall be entitled to such fringe benefits including, but not limited to, medical and insurance benefits as may be provided from time to time by the Employer to other senior officers of the Employer. The Employee shall be eligible to participate,
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in accordance with the terms of such plans as they may be adopted, amended and administered from time-to-time, in incentive, bonus, benefit or similar plans, including, without limitation, any stock option, bonus or other equity ownership plan, any short, mid or long term incentive plan and any other bonus, pension or profit sharing plans established by the Employer from time to time.

4.    DUTIES

      The Employee is engaged as Chairman of the Board and Chief Executive Officer of both FORESIGHT, INC. and PRECIS SMART CARD SYSTEMS, INC. In addition, the Employee shall have such other duties and hold such other offices as may from time to time be reasonably assigned to Employee by the Board of Directors of the Employer.

5.    EXTENT OF SERVICES; VACATIONS AND DAYS OFF

      (a) Obligation of Employee. During the term of Employee's employment under this Agreement, the Employee shall devote such time, energy and attention during regular business hours to the benefit and business of the Employer as may be reasonably necessary to perform Employee's duties pursuant to this Agreement; provided, however, Employee shall be permitted to contemporaneously hold executive positions with other entities, including, without limitation, PalWeb Corporation and Plastic Pallet Production, Inc., and shall be permitted to hold ownership interests in, manage or otherwise operate businesses, so long as they do not directly compete with Employer.

      (b) Vacation. The Employee shall be entitled to vacations with pay and to such personal sick leave with pay in accordance with the policy of the Employer as may be established from time to time by the Employer and applied to other senior officers of the Employer.

6.    FACILITIES

      The Employer shall provide the Employee with a fully furnished office at a location of Employee's selection, a private secretary and all facilities of the Employer shall be generally available to the Employee in the performance of Employee's duties pursuant to this Agreement, it being understood and contemplated by the parties that all equipment, supplies and officer personnel required in the performance of the Employee's duties under this Agreement shall be supplied by and at the sole cost of the Employer.

7.    ILLNESS OR INCAPACITY, TERMINATION ON DEATH, ETC.

      (a) Death. If the Employee dies during the term of Employee's employment, the Employer shall pay to the estate of the Employee such compensation, including any bonus compensation earned but not yet paid, as would otherwise have been payable to the Employee up to the end of the month in which Employee's death occurs. The Employer shall have no additional financial obligation under this Agreement to the Employee or Employee's estate. After receiving the payments provided in this subparagraph (a), the Employee and Employee's


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

estate shall have no further rights under this Agreement.

      (b)   Disability.

            (i) During any period of disability, illness or incapacity during the term of this Agreement which renders the Employee at least temporarily unable to substantially perform the services required under this Agreement, the Employee shall receive the Base Salary payable under Section 3(a) of this Agreement plus any bonus compensation earned but not yet paid, less any cash benefits received by Employee under any disability insurance paid for by the Employer. Upon the Employee's "Permanent Disability" (as defined below), which Permanent Disability continues during the payment periods specified herein, the Employer shall pay to the Employee the Base Salary payable under Section 3(a) of this Agreement to the end of the month in which the Employee is terminated for Permanent Disability as set forth below, less any cash benefits received by Employee under any disability insurance paid for by the Employer. The Employee may be entitled to receive payments under any disability income insurance which may be carried by, provided by or paid for by the Employer from time to time. Upon "Permanent Disability" (as that term is defined in Section 7(b)(ii) below) of the Employee, except as provided in this Section 7(b), all rights of the Employee under this Agreement shall terminate (other than rights already accrued).

            (ii) The term "Permanent Disability" as used in this Agreement shall mean, in the event a disability insurance policy is provided or paid for by the Employer covering the Employee at such time and is in full force and effect, the definition of permanent disability set forth in such policy. If no such disability policy is so maintained at such time and is then in full force and effect, the term "Permanent Disability" shall mean the inability of the Employee, as reasonably determined by the Employer by reason of physical or mental disability to perform the duties required of Employee under this Agreement for a period of one hundred twenty (120) days in any one-year period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than three months from the ending of the previous period of disability. Upon such determination, the Employer may terminate the Employee's employment under this Agreement upon ten
(10) days' prior written notice. If any determination of the Employer with respect to Permanent Disability is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians. The Employee and Employer shall each appoint one member, and the third member of the panel shall be appointed by the other two members. The Employee agrees to be available for and submit to examinations by such physicians as may be directed by the Employer. Failure to submit to any such examination may be treated by the Employer as an admission by the Employee of Permanent Disability.

8.    OTHER TERMINATIONS

      (a) By the Employee. The Employee may terminate Employee's employment hereunder upon giving at least ninety (90) days' prior written notice. If the Employee gives notice pursuant to the preceding sentence, the Employer shall have the right to relieve the Employee, in whole or in part, of Employee's duties under this Agreement (without reduction in compensation through the termination date).


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

      (b)   Termination for "Good Cause".

            (i) Except as otherwise provided in this Agreement, the Employer may terminate the employment of the Employee hereunder only for "Good Cause" (as defined below) and upon written notice; provided, however, that no breach or default by the Employee shall be deemed to occur hereunder unless the Employee shall have failed to cure the breach or default within thirty (30) days after Employee received written notice thereof indicating that it is a notice of termination pursuant to this Section 8(b).

            (ii) As used herein, "Good Cause" shall include:

                  (1) the Employee's conviction of or the entering of a plea of nolo contendere to either a felony (excepting any felony traffic offenses, including driving under the influence of alcohol or drugs) or any crime directly related to the Employee's employment by the Employer which causes a substantial detriment to the Employer;

                  (2) actions by the Employee as an executive officer of the Employer which clearly are contrary to the best interest of the Employer;

                  (3) the Employee's willful failure to take actions permitted by law and necessary to implement policies of the Employer which have been communicated to the Employee in writing, provided that minutes of a Board of Directors meeting attended in its entirety by the Employee shall be deemed communicated to the Employee;

                  (4) the Employee's continued failure or refusal to attend to Employee's duties as an executive officer of the Employer; or

                  (5) willful misconduct materially and demonstrably injurious to the Employer, financially or otherwise.

            (iii) Termination of the employment of the Employee for reasons other than those expressly specified in this Agreement as Good Cause shall be deemed to be a termination of employment "Without Good Cause."

      (c)   Termination Without Good Cause.

            (i) If the Employer shall terminate the employment of the Employee Without Good Cause effective on a date earlier than the termination date provided for in Section 2, the Employee, until the termination date provided for in Section 2 shall continue to receive the Base Salary, provided that, notwithstanding such termination of employment, the Employee's covenants set forth in Section 9 are intended to and shall remain in full force and effect.

            (ii) The parties agree that, because there can be no exact measure of the damage that would occur to the Employee as a result of a termination by the Employer of the


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Employee's employment Without Good Cause, the payments and benefits paid and provided pursuant to this Section 8(c) shall be deemed to constitute liquidated damages and not a penalty for the Employer's termination of the Employee's employment Without Good Cause, and the Employer agrees that the Employee shall not be required to mitigate Employee's damages.

      (d)   Change of Control.

            (i) If a "Change in Control" of the Employer, as defined in Section 8(d)(ii), shall occur and the Employer shall:

                  (1) voluntarily terminate Employee's employment within one year following such Change in Control, and such termination shall be as a result of the Employer's good faith determination that, as a result of the Change in Control and a change in circumstances, thereafter significantly affecting Employee's position, Employee can no longer adequately exercise the authorities, powers, functions or duties attached to Employee's position as an executive officer of the Employer; or

                  (2) voluntarily terminate Employee's employment within one year following such Change in Control, and such termination shall be as a result of the Employer's good faith determination that Employee can no longer perform Employee's duties as an executive officer of the Employer by reason of a substantial diminution in Employee's responsibilities, status or position; or

                  (3) have Employee's employment terminated by the Employer for reasons other than those specified in Section 8(b)(ii) within one (1) year following such Change in Control,

then, in any of the above three cases, the Employee shall have, instead of the further rights described in Section 3(a), the right to immediately terminate this Agreement and a nonforfeitable right to receive, payable in a lump sum, the sum of the monthly amounts of Employee's Base Salary for a period equal to 36 months.

            (ii) For purposes of this Agreement, a "Change in Control" shall mean:

                  (1) the consummation of the sale of a majority of the voting securities of the Employer, other than a sale to persons who, prior to such sale, were bona fide, full-time employees of the Employer or any acquisition by any trustee or fiduciary acting in that capacity for an employee benefit plan sponsored by the Employer; or

                  (2) the consummation by the Employer of the sale of all or substantially all of its assets to a purchaser which is not a subsidiary; or

                  (3) the Employer's adoption of a plan of dissolution or liquidation; or

                  (4) the consummation by the Employer of a merger or consolidation involving the Employer, in which the Employer is not the surviving corporation, or, if,


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

immediately following such merger or consolidation, less than fifty percent (50%) of the surviving corporation's outstanding voting stock is held by persons who are stockholders of the Employer immediately prior to such merger or consolidation.

            (iii) The provisions of Section 8(c) and this Section 8(d) are mutually exclusive; provided, however, that, if, within one year following commencement of an 8(c) payment, there shall be a Change in Control, as defined in Section 8(d)(ii), then the Employee shall be entitled to the amount payable to the Employee under Section (d)(i) reduced by the amount that the Employee has received under Section 8(c) up to the date of the Change in Control. The triggering of the lump sum payment requirement of this Section 8(d) shall cause the provisions of Section 8(c) to become inoperative. The triggering of the continuation of payment provisions of Section 8(c) shall cause the provisions of
Section 8(d) to become inoperative to the extent provided in this Section 8(d)(iii).

      (e) Certain Effects of Termination. If the employment of the Employee is terminated for Good Cause under Section 8(b)(ii) of this Agreement, or if the Employee voluntarily terminates Employee's employment by written notice to the Employer under Section 8(a) of this Agreement, the Employer shall pay to the Employee any compensation earned but not paid to the Employee prior to the effective date of such termination. Under such circumstances, such payment shall be in full and complete discharge of any and all liabilities or obligations of the Employer to the Employee hereunder, and the Employee shall be entitled to no further benefits under this Agreement.

      (f) Release. Payment for any compensation to the Employee under this
Section 8 following termination of employment shall be conditioned upon the prior receipt by the Employer of a release executed by the Employee in the form prepared by counsel for Employer.

INDEMNITY

      Employer shall indemnify and hold Employee harmless from all claims made against Employee arising out of actions taken in the course of his employment by Employer. The indemnity shall include the payment of attorney's fees and costs as they are incurred.

10.   CONFIDENTIAL INFORMATION

      For purposes of this Agreement, the term "confidential Information" means any and all data, know-how, designs, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training materials and techniques, computer software and programs, systems, improvements, devices, discoveries, concepts, ideas, designs, methods and information concerning the business and affairs of the Employer or its Affiliates, however documented, and any other information of the Employer or its Affiliates that is a trade secret of the Employer or its Affiliates, and all notes summaries or compilations containing or based, in whole or in part, on any information included in the foregoing. Employee acknowledges that in the course of his employment by Employer, Employee will become acquainted with Confidential


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

Information belonging to Employer or its Affiliates. Employee acknowledges and agrees that all Confidential Information of the Employer or its Affiliates known or obtained by Employee, whether before or after the date hereof, is the property of Employer or its Affiliates. Therefore, Employee agrees that Employee will not, at any time, other than in furtherance of Employee's employment duties, disclose to any unauthorized persons or use for his own account or for the benefit of any third party any Confidential Information, whether Employee has such information in Employee's memory or embodied in writing or other physical form, without Employer's prior written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Employee's fault or the fault of any other person bound by a duty of confidentiality. Employee agrees, upon any termination of his employment with Employer and at any other time Employer may request, to deliver to Employer, or such representatives as Employer may designate, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the business, operations, or affairs of Employer or its Affiliates and any other Confidential Information that Employee may then possess or have under Employee's control.

11.   SPECIFIC PERFORMANCE

      The Employee agrees that damages at law will be an insufficient remedy to the Employer if the Employee violates the terms of Section 9 of this Agreement and that the Employer would suffer irreparable damage as a result of such violation. Accordingly, it is agreed that the Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Employer. The Employee agrees to pay to the Employer all costs and expenses incurred by the Employer relating to the enforcement of the terms of Section 9 of this Agreement, including reasonable fees and disbursements of counsel (both at trial and in appellate proceedings).

12.   ARBITRATION

      (a) General. Should any dispute arise among or between one or more of the parties to this Agreement relating to this Agreement, the interpretation of any provision hereof, or any of the rights or obligations hereunder of any of the parties to this Agreement, then at the election of any party involved in such dispute, such dispute shall be resolved finally by a single arbitrator in an arbitration proceeding conforming to the rules of the American Arbitration Association applicable to commercial arbitration.

      (b) Appointment of Arbitrator. The arbitrator shall be appointed as follows: the party not electing to submit the matter to arbitration (the "Non-Electing Party") shall provide to the other (the "Electing Party") a list of three proposed arbitrators, each of whom shall be knowledgeable as to matters that are the subject of the dispute and each of whom shall be completely independent of and with no prior affiliation or direct or indirect relationship with any party or any of their affiliates. The Electing Party shall then select the arbitrator from such list or, if all such proposed arbitrators are reasonably unacceptable to such party, so advise the Non-


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

Electing Party, whereupon such party shall prepare a new list of three proposed arbitrators and the selection process shall begin anew.

      (c) Location of Arbitration. The arbitration shall take place in Norman, Oklahoma.

      (d) Effect of Arbitration. The decision of such arbitrator shall be final and binding upon the parties, and such decision shall be enforceable as a judgment in a court of competent jurisdiction. Other than the Employer's right to seek specific performance by way of injunctive relief to enforce the provisions of Section 9, each party to this Agreement covenants not to institute any suit or other proceeding in any court with respect to any matter arising under or pursuant to or directly or indirectly relating to this Agreement, the subject matter hereof or the other agreements, documents and instruments delivered or required to be delivered hereunder or in connection herewith unless the intended subject matter thereof has first been submitted for arbitration in accordance with the foregoing procedure and such arbitration proceeding has been completed.

      (e) Confidentiality of Arbitration. In order to maintain the confidentiality of the dispute intended to be resolved by arbitration as provided in this Agreement as well as the information adduced and contentions asserted in any such arbitration, the parties agree to maintain in strict confidence and agree to neither make nor suffer any public disclosure of the fact of, contentions or evidence, discovered, developed or introduced in and the result of any such arbitration; provided, however, the foregoing to the contrary notwithstanding, that the Employer may make public disclosures regarding the existence of the arbitration, the nature of the dispute and the results thereof as may be necessary or appropriate to satisfy the Employer's disclosure obligations under applicable securities or other laws.

13.   MISCELLANEOUS

      (a) Compliance with Other Agreements. The Employee represents and warrants that the execution of this Agreement by Employee and Employee's performance of Employee's obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any Agreement to which the Employee is a party or by which the Employee is or may be bound.

      (b) Waiver of Breach. The waiver by the Employer of a breach of any of the provisions of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee.

      (c) Binding Effect; Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. This Agreement is a personal employment contract and the rights, obligations and interests of the Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated.

      (d) Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter


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hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

      (e) Construction and Interpretation.

            (i) This Agreement shall be construed pursuant to and governed by the substantive laws of the State of Oklahoma (but any provision of Oklahoma law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Oklahoma).

            (ii) The headings of the various sections in this Agreement are inserted for the convenience of the parties and shall not affect the meaning, construction or interpretation of this Agreement.

            (iii) Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.

      (f) Enforcement. If after written demand to comply with the obligations of one of the parties to this Agreement served in writing on the other, compliance or reasonable assurance of compliance is not forthcoming, and the party demanding compliance engages the services of an attorney to enforce rights under this Agreement, the prevailing party in any action shall be entitled to recover all reasonable costs and expenses of enforcement (including reasonable attorneys' fees and reasonable expenses during investigation, before litigation or arbitration, and at trial and in appellate proceedings). The parties' costs of enforcing this Agreement shall include prejudgment interest at the judgment rate established by the laws of the State of Oklahoma (the "Judgment Rate"). Additionally, if any party incurs any out-of-pocket expense in connection with the enforcement of this Agreement, all such amounts shall accrue interest at the Judgment Rate, commencing thirty (30) days after any such expenses are incurred.

      (g) Notice. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:


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

      To the Employer:              Foresight, Inc.
                                    2500 S. McGee, Suite 100
                                    Norman, Oklahoma 73072
                        Phone:      405-579-9000
                        Fax:        405-579-9100

      To the Employee at the address herein first above written.

      (h) Venue; Process. To the extent it is necessary to resolve any disputes arising under this Agreement, and the agreements and instruments and documents contemplated hereby in a court and resolution by a court is consistent with the provisions of Section 12, the parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in and only in the District Court of Cleveland County, State of Oklahoma. The parties agree that they will not object that any action commenced in the foregoing jurisdictions is commenced in a forum non convenience. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


"EMPLOYER"                                  FORESIGHT, INC.


                                        By: /S/ MARK R. KIDD

                                            PRECIS SMART CARD SYSTEMS, INC.


                                        By: /S/ MARK R. KIDD


"EMPLOYEE"                                  /S/ PAUL A. KRUGER
                                            PAUL A. KRUGER


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